FOR IMMEDIATE RELEASE

Contact: Daniel Judd

434-239-4272

investorrelations@sitestar.com

Sitestar Announces Termination of CEO

Lynchburg, VA. — December 15, 2015 — Sitestar Corporation (OTCQB: SYTE) (“Sitestar” or the “Company”)  a provider of  consumer and business-grade Internet access, wholesale managed modem services for downstream ISPs and Web hosting and value-added products and service, and real estate investment entity today announced the following:

On December 14, 2015, the Company’s board of directors terminated Frank Erhartic for cause from his position as president and CEO of the company effective immediately. Mr. Erhartic also agreed to resign his position as a director of the Company effective immediately.

The board has appointed Steven L. Kiel as interim president and CEO.

The board has further agreed to engage legal counsel to lead an investigation to determine the appropriateness, scope, and nature of certain related-party transactions involving Mr. Erhartic.

Separately, Sitestar has settled its dispute with United Systems Access for $90,000. This settlement extinguishes the $900,615 claim United Systems Access previously had against Sitestar

About Sitestar

Sitestar is an Internet Service Provider (ISP) that offers consumer and business-grade Internet access, wholesale managed modem services for downstream ISPs and Web hosting. Sitestar is also a real estate investment entity. For more information regarding Sitestar, go to: www.sitestar.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made as of the date they were first issued and are based on current expectations as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Sitestar’s control, including worldwide and local economic conditions and the specific risks associated with the very competitive ISP and real estate sectors. Sitestar expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

Copies of Sitestar’s press releases and additional information about Sitestar are available at www.sitestar.com.